Exhibit 99.1

GCI LIBERTY REPORTS
FOURTH QUARTER AND YEAR END 2019 FINANCIAL RESULTS

Englewood, Colorado, February 26, 2020 - GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBP) today reported fourth quarter and year end 2019 results. Headlines include(1):

•	GCI(2) total revenue down 1% for the fourth quarter and full year 2019

◦	GCI Consumer revenue flat for both periods, with Consumer data revenue up 5% in the fourth quarter and 6% in the full year

◦	GCI Business revenue down 1% in the fourth quarter and 2% in the full year

•	GCI operating loss decreased for the fourth quarter and full year

•	GCI Adjusted OIBDA(3) increased 21% in the fourth quarter and declined 4% in the full year

•	Updates to Rural Health Care matters resulted in $4 million net benefit to operating income and Adjusted OIBDA in the fourth quarter and $17 million detriment in the full year, due to:

•	FCC(4) granting the appeal of a prior funding denial, resulting in reversal of a $21 million reserve taken in the first quarter of 2019

•	Potential compliance issues identified under certain Rural Health Care contracts resulting in a $17 million loss accrual in the fourth quarter of 2019

“We had a solid fourth quarter at GCI. On a year over year basis, Adjusted OIBDA improved approximately $9 million before an additional $4 million net benefit from two significant Rural Health Care matters. We were pleased that the FCC granted the appeal of one of our largest Rural Health Care customers, and we continue to work with them on other pending regulatory matters," said GCI CEO, Ron Duncan. "Our operations performed well, with the efficiency measures that we put in place earlier in the year showing very positive results. We were pleased to see growth return to our consumer cable modem business with net additions of 2,400 subscribers for the quarter."

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months or year ended December 31, 2019 to the same periods in 2018.

The pro forma financial information presented herein for the three months and full year ended December 31, 2018 was prepared assuming the acquisition of GCI took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. The pro forma results have also been adjusted for the FCC's October 2018 Rural Health Care decision.

GCI

GCI participates in various Universal Service Fund ("USF") programs, which provide government subsidies to customers in low income areas, including schools, libraries and other facilities. One of these programs, the USF Rural Health Care ("RHC") Program, subsidizes the rates for services provided to rural health care providers.(5) In the first quarter of 2019, GCI recorded an accounts receivable reserve of $21 million and associated bad debt expense relating to an RHC customer whose requested funding was denied under the RHC Program. As a result, GCI ceased recognizing revenue related to this customer for the period from April 1, 2019 through December 31, 2019. On February 19, 2020, the FCC issued an order that granted this customer's appeal and directed the Universal Service Administrative Company ("USAC") to reverse its previous funding denials. As a result, GCI reversed the previously recorded $21 million accounts receivable reserve and associated bad debt expense, benefiting fourth quarter operating income and Adjusted OIBDA. In the first quarter of 2020, GCI will evaluate what amount of revenue related to this contract for the last nine months of 2019 and going forward into 2020 it can recognize. Note: GCI has continued to provide service for all periods and this will be taken into account in GCI’s analysis.

Separately, in the fourth quarter of 2019, GCI became aware of potential RHC Program compliance issues related to certain active and expired contracts with certain of its RHC customers. Following an extensive review of these contracts, GCI deemed certain contracts probable of noncompliance, and accrued a loss of approximately $17 million as an expense in selling, general and administrative expense in the fourth quarter of 2019. GCI has notified the FCC of the issues and will continue to work with them to resolve these matters.(5)

The following table provides GCI’s operating metrics and pro forma financial results for the fourth quarter and full year 2018 and 2019.

(amounts in thousands, except operating metrics)	4Q18	4Q19	% Change		FY18	FY19	% Change
GCI Consolidated Pro Forma Financial Metrics
Revenue
Consumer	$114,745	$114,595	—%		$436,668	$438,475	—%
Business	111,479	109,849	(1)%		438,622	431,187	(2)%
Total Revenue	$226,224	$224,444	(1)%		$875,290	$869,662	(1)%

Operating Loss	$(210,737)	$(155,325)	26%		$(192,444)	$(182,841)	5%
Operating Loss Margin (%)	(93.2)%	(69.2)%	2,400	bps	(22.0)%	(21.0)%	100	bps

Adjusted OIBDA(1)	$61,225	$74,326	21%		$266,871	$256,878	(4)%
Adjusted OIBDA Margin(1) (%)	27.1%	33.1%	600	bps	30.5%	29.5%	(100)	bps

GCI Consumer

Financial Metrics
Revenue
Wireless	$45,370	$46,335	2%	$166,847	$168,086	1%
Data	41,710	43,777	5%	159,667	169,332	6%
Video	22,650	20,678	(9)%	89,553	83,946	(6)%
Voice	5,015	3,805	(24)%	20,601	17,111	(17)%
Total Revenue	$114,745	$114,595	—%	$436,668	$438,475	—%
Operating Metrics
Wireless
Revenue generating wireless lines in service(2)				180,400	176,200	(2)%
Non-revenue generating wireless lines in service(3)				12,300	6,100	(50)%
Wireless Lines in Service				192,700	182,300	(5)%
Data - Cable Modem Subscribers(4)				125,700	127,000	1%
Video
Basic Subscribers				89,100	81,200	(9)%
Homes Passed				253,400	253,400	—%
Voice - Total Local Access Lines in Service(5)				44,500	39,900	(10)%

GCI Business
Financial Metrics
Revenue
Wireless	$22,969	$21,727	(5)%	$95,649	$92,603	(3)%
Data	70,148	73,043	4%	278,315	277,519	—%
Video	7,349	4,242	(42)%	19,449	16,170	(17)%
Voice	11,013	10,837	(2)%	45,209	44,895	(1)%
Total Revenue	$111,479	$109,849	(1)%	$438,622	$431,187	(2)%
Operating Metrics
Wireless Lines in Service				21,500	20,500	(5)%
Data - Cable Modem Subscribers(4)				9,200	8,800	(4)%
Voice - Total Local Access Lines in Service(5)				36,500	34,500	(5)%

1)	See reconciling schedule 1.

2)	A revenue generating wireless line in service is defined as a wireless device with a monthly fee for services.

3)	A non-revenue generating wireless line in service is defined as a data-only line with no monthly fee for services.

4)
A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber.

5)	A local access line in service is defined as a revenue generating circuit or channel connecting a customer to the public switched telephone network.

GCI revenue declined slightly in the fourth quarter and full year due to lower GCI Business revenue, while GCI Consumer revenue was stable. Operating loss declined for both the fourth quarter and full year. Adjusted OIBDA increased in the fourth quarter due to improvement in the operating performance of the business and a net $4 million benefit from the two aforementioned RHC matters. The operating performance improvement was driven by continued cost efficiencies and a focus on the core facilities based Alaska market. Adjusted OIBDA declined for the full year largely due to the previously discussed $17 million RHC charge.

In the fourth quarter of 2019, GCI Liberty recorded an impairment loss of $167 million primarily related to wireless licenses, due to increased uncertainty around GCI long-term wireless revenue. This impairment charge is excluded from fourth quarter and full year 2019 Adjusted OIBDA. In the fourth quarter of 2018, due to certain FCC program revenue changes and market factors impacting GCI operating results, GCI Liberty recorded impairment losses of $136 million and $65 million related to goodwill and cable certificates, respectively. These impairment charges are excluded from fourth quarter and full year 2018 pro forma Adjusted OIBDA.

GCI Consumer

Consumer revenue was flat for both the fourth quarter and full year as declines in video and voice revenue were offset by gains in wireless and data. The data revenue increase for both the fourth quarter and full year was due to customer migration to more expensive plans offering higher speeds and data limits. Data revenue in the fourth quarter was also driven by an increase in cable modem subscribers. Wireless revenue increased for the full year largely due to lapping the free month of service given in the third quarter of 2018 to certain customers due to the billing system conversion. Wireless revenue in the fourth quarter increased due to higher wireless handset sales. Video revenue declined in the fourth quarter and full year due to a decrease in video subscribers. Voice revenue declines in the fourth quarter and full year were primarily driven by a scheduled decrease in USF High Cost Support.

GCI Business

In the fourth quarter and full year, GCI Business revenue declined due to decreases in wireless, video and voice revenue. These declines were partially offset by an increase in data revenue in the fourth quarter and flat data revenue for the full year. Wireless revenue declined for the fourth quarter and full year due to wholesale customers moving backhaul circuits off of the GCI network. Video revenue decreased in the fourth quarter and full year due to lower political advertising revenue. In the fourth quarter, data revenue increased primarily due to higher sales to education and health care customers. For the full year, data revenue was flat as the higher sales to education and health care customers were offset by lower time and materials revenue and a reduction of revenue from the aforementioned health care customer whose RHC funding was originally denied.

Capital Expenditures
In 2019, GCI spent $133 million on capital expenditures, excluding capitalized interest and insurance payments received to cover the costs of the 2018 earthquake. Capital expenditure spending was related primarily to improvements to the wireless and hybrid fiber coax networks. GCI's capital expenditures for 2020 are expected to be similar.

Share Repurchases
GCI Liberty did not repurchase shares from November 1, 2019 through January 31, 2020. For the full year 2019, GCI Liberty repurchased 1.0 million shares of common stock at an average price of $43.64 for a total of $43.9 million. The total remaining repurchase authorization for GCI Liberty is approximately $494 million.

FOOTNOTES

1)
GCI Liberty’s President and CEO, Greg Maffei, will discuss these highlights and other matters on GCI Liberty's earnings conference call which will begin at 5:00 p.m. (E.S.T.) on February 26, 2020. For information regarding how to access the call, please see “Important Notice” later in this document.

2)
GCI Liberty’s principal asset is GCI Holdings, LLC (“GCI” or “GCI Holdings”), Alaska's largest communications provider. Other assets include its interests in Charter Communications, Inc. ("Charter") and Liberty Broadband Corporation, as well as its interest in LendingTree and subsidiary Evite.

3)	For a definition of adjusted OIBDA and adjusted OIBDA margin and applicable reconciliations, see the accompanying schedules.

4)	Federal Communications Commission.

5)
More detailed information regarding certain regulatory matters pending before the FCC regarding USF programs, including the RHC program, can be found in GCI Liberty's Annual Report on Form 10-K for the year ended December 31, 2019.

GCI LIBERTY GAAP FINANCIAL METRICS

(amounts in thousands)	4Q18	4Q19	FY18	FY19
Revenue
GCI Holdings(1)	$226,222	$224,444	$715,842	$869,662
Corporate and other	8,700	7,943	23,920	25,071
Total GCI Liberty Revenue	$234,922	$232,387	$739,762	$894,733

Operating Income
GCI Holdings(1)	$(213,595)	$(155,325)	$(208,934)	$(182,841)
Corporate and other	(8,566)	(9,125)	(41,058)	(34,680)
Total GCI Liberty Operating Income	$(222,161)	$(164,450)	$(249,992)	$(217,521)

Adjusted OIBDA
GCI Holdings(1)	$61,224	$74,326	$217,832	$256,878
Corporate and other	(4,475)	(4,666)	(24,731)	(21,865)
Total GCI Liberty Adjusted OIBDA	$56,749	$69,660	$193,101	$235,013

(1)
GCI Holdings 2018 pro forma financial statements differ from GCI Holdings GAAP financial statements due to the impact of acquisition accounting, including deferred revenue adjustments, depreciation and amortization of intangible and tangible assets, RHC Program revenue adjustments and other adjustments.

NOTES
The following financial information with respect to GCI Liberty's investments in equity securities and equity affiliates is intended to supplement GCI Liberty's consolidated statements of operations which are included in its Forms 10-Q and 10-K for the three months ended September 30, 2019 and the year ended December 31, 2019.

Fair Value of Public Holdings

(amounts in millions)	9/30/2019	12/31/2019
Charter(1)	$2,208	$2,599
Liberty Broadband(1)	4,468	5,367
LendingTree(2)	1,069	1,045
Total	$7,745	$9,011

(1)
Represents fair value of the investments in Charter and Liberty Broadband. A portion of the Charter equity securities are considered covered shares and subject to certain contractual restrictions in accordance with the indemnification obligation, as described below.

(2)
Represents fair value of the investment in LendingTree. In accordance with GAAP, this investment is accounted for using the equity method of accounting and is included in the balance sheet of GCI Liberty at $167 million and $166 million at September 30, 2019 and December 31, 2019, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	9/30/2019	12/31/2019
Cash:
GCI	$82	$61
Corporate and other	328	509
Total GCI Liberty Consolidated Cash	$410	$570

Debt:
Senior Notes	$775	$775
Senior Credit Facility	713	513
Finance leases, tower obligation and other(1)	112	110
Total GCI Debt	$1,600	$1,398

Margin Loan	$900	$1,300
1.75% Exchangeable Senior Debentures due 2046	477	477
Total Corporate Level Debt	$1,377	$1,777

Total GCI Liberty Debt	$2,977	$3,175
Premium on debt and deferred financing fees	118	191
Finance leases and tower obligation (excluded from GAAP Debt)	(105)	(103)
Total GCI Liberty Debt (GAAP)	$2,990	$3,263

Other Financial Obligations:
Indemnification Obligation(2)	$137	$202
Preferred Stock(3)	178	178

GCI Leverage(4)	6.0x	5.1x

(1)	Includes the Wells Fargo Note Payable and current and long-term obligations under finance leases and communication tower obligations.

(2)
Indemnity to Qurate Retail, pursuant to an indemnification agreement (the "indemnification agreement"), with respect to the Liberty Interactive LLC ("LI LLC") 1.75% exchangeable debentures due 2046 (the "Charter exchangeable debentures"), as described below.

(3)
Preferred shares have a 7% coupon, $25/share liquidation preference plus accrued and unpaid dividends and 1/3 vote per share. The redemption date is the first business day following the twenty-first anniversary of the March 8, 2018 auto conversion. The preferred stock is considered a liability for GAAP purposes.

(4)	As defined in GCI's credit agreement.

GCI Liberty cash increased due to increased borrowings on the Margin Loan. Proceeds from the borrowings were partially used to repay a portion of the GCI Senior Credit Facility and for corporate expense. GCI cash decreased as cash flow from operations was more than offset by capital expenditures.

GCI Liberty debt increased due to the aforementioned draw on the Margin Loan, partially offset by a repayment of a portion of the GCI Senior Credit Facility.

Pursuant to an indemnification agreement, GCI Liberty will compensate Qurate Retail for any payments made in excess of the adjusted principal amount of the LI LLC Charter exchangeable debentures to any holder that exercises its exchange right on or before the put/call date of October 5, 2023. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter held at GCI Liberty that underlie the LI LLC Charter exchangeable debentures.  The indemnification obligation on GCI Liberty's balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of December 31, 2019, a holder of the LI LLC Charter exchangeable debentures does have the ability to exchange, and accordingly, the indemnification obligation has been classified as a current liability. There is $332 million principal amount of the LI LLC Charter exchangeable debentures outstanding as of December 31, 2019.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBP) President and CEO, Greg Maffei, will discuss GCI Liberty's earnings release on a conference call which will begin at 5:00 p.m. (E.S.T.) on February 26, 2020. The call can be accessed by dialing (800) 458-4121 or (720) 543-0206, passcode 5580110, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to www.gciliberty.com/events. Links to this press release and replays of the call will also be available on GCI Liberty's website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, capital expenditures, matters relating to the Universal Service Administrative Company and Rural Health Care program, indemnification by GCI Liberty, the continuation of our stock repurchase program and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to GCI Liberty, changes in law and government regulations, the availability of investment opportunities and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the most recent Form 10-K, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for GCI Liberty (and certain of its subsidiaries) and GCI Holdings together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. GCI Liberty defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, insurance proceeds, restructuring, acquisition and other related costs and impairment charges. Further, this press release includes Adjusted OIBDA margin which is also a non-GAAP financial measure. GCI Liberty defines Adjusted OIBDA margin as adjusted OIBDA divided by revenue.

GCI Liberty believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business' performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, GCI Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI’s operating loss to its Adjusted OIBDA for the three months and years ended December 31, 2018 and December 31, 2019. The pro forma financial information presented below for the fourth quarter and full year 2018 was prepared assuming the acquisition took place on January 1, 2017. The pro forma financial information is presented for illustrative purposes only and does not represent what the results of operations of GCI would have been had the acquisition occurred at that time. GCI's pro forma operating results include acquisition accounting adjustments primarily related to revenue, depreciation, amortization, stock compensation and the exclusion of transaction related costs. The pro forma results have also been adjusted for the FCC's October 2018 Rural Health Care decision described in GCI Liberty's Annual Report on Form 10-K for the year ended December 31, 2019.

GCI HOLDINGS ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	4Q18	4Q19	FY18	FY19
GCI Holdings
Operating Loss	$(210,737)	$(155,325)	$(192,444)	$(182,841)
Depreciation and amortization	62,944	65,616	241,687	263,508
Stock-based compensation	1,078	2,967	6,088	14,907
Impairment of intangibles and long-lived assets	207,940	167,062	207,940	167,062
Insurance proceeds and restructuring, net	—	(5,994)	—	(5,758)
Legal settlement	—	—	3,600	—
Adjusted OIBDA	$61,225	$74,326	$266,871	$256,878

SCHEDULE 2

The following table provides a reconciliation of operating loss calculated in accordance with GAAP to Adjusted OIBDA for GCI Liberty for the three months and years ended December 31, 2018 and December 31, 2019, respectively.

GCI LIBERTY ADJUSTED OIBDA RECONCILIATION

(amounts in thousands)	4Q18	4Q19	FY18	FY19
GCI Liberty
GCI Liberty Operating Loss	$(222,161)	$(164,450)	$(249,992)	$(217,521)
Depreciation and amortization	63,689	66,298	206,946	266,333
Stock-based compensation	7,281	6,744	28,207	24,897
Impairment of intangibles and long-lived assets	207,940	167,062	207,940	167,062
Insurance proceeds and restructuring, net	—	(5,994)	—	(5,758)
Consolidated GCI Liberty Adjusted OIBDA	$56,749	$69,660	$193,101	$235,013

GCI LIBERTY, INC. AND SUBSIDIARIES
BALANCE SHEET INFORMATION
(unaudited)

	December 31,	December 31,
	2019	2018
	Amounts in thousands, except share amounts
Assets
Current assets:
Cash and cash equivalents	$569,520	491,257
Trade and other receivables, net of allowance for doubtful accounts of $7,516 and $7,555, respectively	114,435	182,600
Current portion of tax sharing receivable	—	36,781
Other current assets	43,868	40,100
Total current assets	727,823	750,738
Investments in equity securities	2,605,293	1,533,517
Investments in affiliates, accounted for using the equity method	167,643	177,030
Investment in Liberty Broadband measured at fair value	5,367,242	3,074,373
Property and equipment, net	1,090,901	1,184,606
Intangible assets not subject to amortization
Goodwill	855,837	855,837
Cable certificates	305,000	305,000
Wireless licenses	35,000	190,000
Other	6,500	16,500
	1,202,337	1,367,337
Intangible assets subject to amortization, net	391,979	436,006
Tax sharing receivable	84,534	65,701
Other assets, net	295,693	71,514
Total assets	$11,933,445	8,660,822

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$92,893	100,334
Deferred revenue	27,886	31,743
Current portion of debt, net of deferred financing costs	3,008	900,759
Indemnification obligation	202,086	—
Other current liabilities	69,149	47,958
Total current liabilities	395,022	1,080,794
Long-term debt, net, including $658,839 and $462,336 measured at fair value	3,263,210	1,985,275
Obligations under finance leases and tower obligations, excluding current portion	97,507	122,245
Long-term deferred revenue	57,986	65,954
Deferred income tax liabilities	1,527,109	793,696
Preferred stock	178,002	177,103
Derivative Instrument	71,305	—
Indemnification obligation	—	78,522

Other liabilities	133,020	50,543
Total liabilities	5,723,161	4,354,132
Equity
Stockholders’ equity:
Series A common stock, $0.01 par value. Authorized 500,000,000 shares; issued and outstanding 101,306,716 and 102,058,816 shares at December 31, 2019 and 2018, respectively	1,013	1,021
Series B common stock, $0.01 par value. Authorized 20,000,000 shares; issued and outstanding 4,437,593 and 4,441,609 shares at December 31, 2019 and 2018, respectively	44	44
Series C common stock, $0.01 par value. Authorized 1,040,000,000 shares; no issued and outstanding shares at December 31, 2019 and 2018	—	—
Additional paid-in capital	3,221,885	3,251,957
Accumulated other comprehensive earnings (loss), net of taxes	(4,084)	168
Retained earnings	2,982,626	1,043,933
Total stockholders' equity	6,201,484	4,297,123
Non-controlling interests	8,800	9,567
Total equity	6,210,284	4,306,690
Commitments and contingencies
Total liabilities and equity	$11,933,445	8,660,822

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF OPERATIONS INFORMATION
(unaudited)

	Year Ended
	December 31,
	2019	2018
	Amounts in thousands, except per share amounts
Revenue	$894,733	739,762
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization shown separately below)	285,331	227,192
Selling, general and administrative, including stock-based compensation	399,286	347,676
Depreciation and amortization expense	266,333	206,946
Impairment of intangibles and long-lived assets	167,062	207,940
Insurance proceeds and restructuring, net	(5,758)	—
	1,112,254	989,754
Operating income (loss)	(217,521)	(249,992)
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(153,803)	(119,296)
Share of earnings (losses) of affiliates, net	(2,629)	25,772
Realized and unrealized gains (losses) on financial instruments, net	3,002,400	(681,545)
Tax sharing agreement	26,646	(32,105)
Other, net	13,172	205
	2,885,786	(806,969)
Earnings (loss) before income taxes	2,668,265	(1,056,961)
Income tax (expense) benefit	(730,023)	183,307
Net earnings (loss)	1,938,242	(873,654)
Less net earnings (loss) attributable to the non-controlling interests	(456)	(351)
Net earnings (loss) attributable to GCI Liberty, Inc. shareholders	$1,938,698	(873,303)
Basic net earnings (loss) attributable to Series A and Series B GCI Liberty, Inc. shareholders per common share	$18.41	(8.09)
Diluted net earnings (loss) attributable to Series A and Series B GCI Liberty, Inc. shareholders per common share	$18.32	(8.09)

GCI LIBERTY, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS INFORMATION
(unaudited)

	Year Ended
	December 31,
	2019	2018
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$1,938,242	(873,654)
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	266,333	206,946
Stock-based compensation expense	24,897	28,207
Share of (earnings) losses of affiliates, net	2,629	(25,772)
Realized and unrealized (gains) losses on financial instruments, net	(3,002,400)	681,545
Deferred income tax expense (benefit)	729,970	(182,724)
Intergroup tax payments	—	—
Impairment of intangibles and long-lived assets	167,062	207,940
Other, net	4,800	13,441
Change in operating assets and liabilities:
Current and other assets	3,041	(34,698)
Payables and other liabilities	(45,969)	61,657
Net cash provided (used) by operating activities	88,605	82,888
Cash flows from investing activities:
Cash and restricted cash from acquisition of GCI Holdings	—	147,957
Capital expended for property and equipment	(148,481)	(134,352)
Purchases of investments	—	(48,581)
Proceeds from derivative instrument	105,866	—
Settlement of derivative instrument	(105,866)	—
Other investing activities, net	17,799	2,700
Net cash provided (used) by investing activities	(130,682)	(32,276)
Cash flows from financing activities:
Borrowings of debt	877,308	1,588,703
Repayment of debt, finance leases, and tower obligations	(688,901)	(254,033)
Contributions from (distributions to) former parent, net	—	(1,122,272)
Indemnification payment to Qurate Retail	—	(132,725)
Derivative payments	—	(80,001)
Repurchases of GCI Liberty common stock	(43,910)	(111,648)
Other financing activities, net	(18,302)	(20,752)
Net cash provided (used) by financing activities	126,195	(132,728)
Net increase (decrease) in cash, cash equivalents and restricted cash	84,118	(82,116)
Cash, cash equivalents and restricted cash at beginning of period	492,032	574,148
Cash, cash equivalents and restricted cash at end of period	$576,150	492,032